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                                  EXHIBIT 99.2

                               OPTION TO PURCHASE

                          Wednesday, March 31, 1999(1)

PARTIES:

Leading-Edge Earth Products, Inc. (LEEP); L/A Investors, Inc. (L/A)

PREAMBLE:

WHEREAS L/A is willing to sell its investment and all rights in its manufacturing operation in Montgomery, PA, and L/A has supported start-up operations in Idaho; WHEREAS all of the ownership of the Pennsylvania manufacturing operation has been transferred to LEEP Building Systems, Inc.
(LBS), and LBS is wholly owned by L/A; WHEREAS LEEP has supported the LBS operation on an ad hoc basis since July 31, 1998; WHEREAS LEEP desires to buy the PA manufacturing operation from L/A; WHEREAS the parties are in agreement with the terms and conditions of sale, as defined in the attached agreement drafted as of 11/1/98 (subsequently adjusted, as attached); WHEREAS LEEP does not have the required cash at this time to complete the purchase; WHEREAS LEEP expects to have the cash resources required to complete the purchase transaction by July 15, 1999(2); WHEREAS LEEP desires to access LEEP CORE product from the PA manufacturing facility until the purchase can be completed; WHEREAS L/A requires $9,500 per month from LEEP to help support the cost of money previously expended; WHEREAS L/A is willing to receive, or have accrued, as dictated by LEEP's cash flow, $9,500/month to maintain LEEP's Option to Purchase L/A's ownership of the Pennsylvania manufacturing operation; WHEREAS LEEP is willing to pay, or accrue, from 11/1/98 , $9,500 per month until it exercises this option; THEREFORE the parties agree as follows

AGREEMENT

L/A and LEEP hereby agree that LEEP will: continue ad hoc financing of LBS; have access to all products produced in the PA facility; and have a contiguous, exclusive, uninterrupted right to purchase LBS according to the terms and conditions of the attached Purchase Agreement. LEEP further agrees to pay, or accrue, $9,500 per month option money to L/A from November 1, 1998 until LEEP's purchase of LBS is completed.



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L/A Investors, Inc.                         Leading-Edge Earth Products, Inc.



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(1) Presented as subsequently adjusted after fiscal year close
(2) Subsequently adjusted to November 1, 1999

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                                    AGREEMENT

                               Drafted on 11-1-98*

PREAMBLE

WHEREAS L/A Investors, Inc. (L/A), a BVI company, has successfully established a pilot production operation in Montgomery, PA and funded operations in Idaho aimed at buying property to build a plant to manufacture the Company's STRUCTURAL CORE product; WHEREAS Leading-Edge Earth Products, Inc. (LEEP), owns the LEEP CORE Proprietary technology; WHEREAS LEEP desires to finance, and directly control all manufacturing, sales and marketing functions for it's LEEP CORE product; WHEREAS LEEP desires to acquire from L/A the Pennsylvania operation described above; WHEREAS L/A is willing to sell the subject operation to LEEP; WHEREAS L/A expended substantial sums to establish the Pennsylvania production operation for LEEP's Products, Idaho start-up operations and support related programs until August 1, 1998; WHEREAS L/A will accept 10,000 LEEP Series B Convertible Preferred shares, convertible to 1,000,000 shares of Rule 144 Common stock and $250,000, delivered at closing, in exchange for its total prior expenditures and the resulting corporation, LEEP Building Systems, Inc.
(LBS), which owns the operational facilities specified herein; WHEREAS LEEP Building Systems, Inc., a Nevada corporation, was incorporated to account the subject expenditures and house the subject assets; WHEREAS L/A will sell LBS to LEEP along with all rights and title to leases, equipment, and ongoing operations it has financed as relate to LEEP, its product and/or operations; WHEREAS LEEP has examined the Financial Statements of L/A and LBS; WHEREAS LEEP is willing to purchase the founder shares and thus the control and ownership of LBS from L/A, and take title and responsibility for the operations herein described; WHEREAS L/A has 3,675,000 fully paid and unencumbered founder shares set aside which represent the full ownership and all of the outstanding shares of LBS, which it will transfer to LEEP upon closing; THEREFORE, the parties agree as follows:

                                    AGREEMENT

L/A owns LBS and LBS owns all rights and title to, assets, expenses, leases and the ongoing operation in Pennsylvania and accounts all related financial and vendor responsibilities since July 31, 1998. LEEP hereby agrees to purchase and L/A does hereby agree to sell, 3,675,000 Common shares of LBS representing 100% of the issued and outstanding shares of LBS in exchange for the following two considerations:

1. Payment at closing of 10,000 shares of Series B Preferred Stock, each convertible to 100 Common Rule 144 restricted shares for each Series B Preferred Convertible share, convertible for 3 years from the date hereof, at the option of L/A. During the 3 year term specified by the Preferred Stock, LEEP may, at its option, redeem all or any portions of the Series B Preferred stock by giving L/A 30 days notice and paying in cash $500,000, plus a $50,000 premium (or pro rata portions of $500,000 and premium, if less than all the shares are purchased). L/A shall have the right to convert to common stock at any time prior to the end of the aforementioned 30 day notice period, all or any part of the common stock.



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2.   Payment at closing of $250,000, subject to adjustments for any sums owed by
     L/A to LEEP as of the close of business on July 31, 1998 and credits for all accrued option purchase monies in favor or L/A.

SUMMARY

LEEP's 10,000 shares of Series B Preferred stock and the $250,000 payment (subject to adjustments for monies owed by L/A at July 31, 1998 and monies owed to L/A for LEEP's option to purchase) represent payment in full for all of L/A's services, capital equipment, expenditures and administration with respect to establishing the manufacturing operation in Pennsylvania and otherwise. All such capital equipment owned by L/A, which is stored in the states of Pennsylvania, Idaho, or elsewhere in the US, along with the full ownership, control and responsibility for LBS, are hereby transferred to LEEP upon both L/A and LEEP executing this Agreement and LEEP's payment to L/A as set forth herein.

The Parties hereby agree that they will effect any additional documentation required to perfect the parties' performance to this Agreement.



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Leading-Edge Earth Products, Inc.           Date



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L/A Investors, Inc.                         Date



* subsequently adjusted for grammar and accuracy as presented herein.



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